Exhibit 2.1

AMENDMENT NO. 1
TO
ASSET PURCHASE AGREEMENT

between

DAEWOO SHIPBUILDING & MARINE ENGINEERING CO., LTD.

and

DEWIND, INC.

and

COMPOSITE TECHNOLOGY CORPORATION

This AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT, dated as of September 3, 2009 (this “Amendment”), is between Daewoo Shipbuilding & Marine Engineering Co., Ltd., a Korean corporation (“Buyer”), DeWind, Inc., a Nevada Corporation (“Seller”), and Composite Technology Corporation (“CTC”).  Capitalized terms used, but not defined, in this Amendment have the meanings given to such terms in the Agreement (defined below).

WHEREAS, the Buyer, Seller, and CTC (each a “Party” and, collectively, the “Parties”) are parties to that certain Asset Purchase Agreement dated as of August 10, 2009 (the “Agreement”); and

WHEREAS, the Parties desire to amend the terms and conditions of the Agreement as more particularly set forth herein.

NOW, THEREFORE, in consideration of the respective representations, warranties and covenants contained in this Amendment, and intending to be legally bound, the Parties agree as follows:

Section 2.3        Assumed Liabilities.

Section 2.3(b) of the Agreement is hereby deleted in its entirety and amended and restated as follows:

“(b) all Liabilities that remain unpaid or unperformed in respect of the Assigned Contracts (except to the extent set forth in Section 2.4(c)) except for the account payables that are outstanding as of the date hereof under the Assigned Contracts listed on Schedule 2.1(d) which are either (i) listed on such schedule as “DeWind Ltd. Contracts” or (ii) due as a penalty or as a result of a breach of any such Assigned Contracts;”

Section 2.4        Excluded Liabilities.

Section 2.4(k) of the Agreement is hereby deleted in its entirety and amended and restated as follows:

“(k) all other Liabilities not expressly assumed in Section 2.3 hereof, including without limitation those excepted under Section 2.3(b).”

Section 3.3        Deliveries by Buyer at the Closing.

Section 3.3(a) of the Agreement is hereby deleted in its entirety and amended and restated as follows:

“(a)      the Cash Consideration, which Buyer shall deliver as follows: (i) an amount equal to $29,325,000 by wire transfer(s) to an account (or accounts) of Seller designated in writing by Seller to Buyer prior to the Closing Date, and (ii) an amount equal to $17,175,000 to U.S. Bank National Association as escrow agent (the “Escrow Agent”) pursuant to the Escrow Agreement (the “Escrow Fund”) to secure indemnification obligations of Seller set forth in this Agreement;”

Section 4.3        Subsidiaries and Related Entities.

Section 4.3 of the Agreement is hereby amended as follows:

(1)           The references to “SW1” in the third line of Section 4.3(b) are hereby deleted and replaced by “SWI”.

(2)           The following shall be added as new Section 4.3(c):

“(c)      The Contribution Percentage and Voting Ratio (as such terms are defined in the SWI LLC Agreement) of DeWind Energy Development Company LLC are each 51%; there has been no Capital Call (as such term is defined in the SWI LLC Agreement); since the Effective Date (as such term is defined in the SWI LLC Agreement) SWI Wind Farms, LLC has not received any additional financing from sources other than the existing members thereof and their affiliates; and no Flip Point (as such term is defined in the SWI LLC Agreement) has occurred.  For purposes of this section, “SWI LLC Agreement” means the Limited Liability Company Agreement of DeWind SWI Wind Farms, LLC dated as of October 6, 2008, as amended ”+

Section 4.15      Intellectual Property.

Section 4.15(n) of the Agreement is hereby deleted in its entirety and amended and restated as follows:

“(n)      (1)  The transfers of the Intellectual Property and any other property from DeWind, GmbH to DeWind Ltd. (i) were conducted in full compliance with applicable laws, (ii) were not conducted in order to defraud the creditors of either DeWind GmbH or DeWind Ltd., (iii) do not constitute transactions which could be adjusted under applicable laws, (iv) were at the time thereof, currently, and will in the future be valid and (v) are not, and will not be, subject to any rights whatsoever (including, but not limited to, voidance of any such transfers) of any Persons (for the avoidance of doubt including, but not limited to, DeWind, GmbH).  (2)  The transfers of the Intellectual Property from DeWind Ltd. to Seller (i) were conducted in full compliance with applicable laws, (ii) were not conducted in order to defraud the creditors of either DeWind GmbH or DeWind Ltd., (iii) do not constitute transactions which could be adjusted pursuant to the provisions of either section 238 and/or 239 of the English Insolvency Act 1986, (iv) were at the time thereof, currently, and will in the future be valid and (v) are not, and will not be, either in the event that DeWind Ltd. goes into administration and/or liquidation under English Law (or an analogous proceeding in another jurisdiction) or otherwise, subject to any rights whatsoever (including, but not limited to, voidance of any such transfers) of any Persons (for the avoidance of doubt including, but not limited to, DeWind Ltd.).”

Section 7.7        Discharge of Business Obligations After Closing.

Section 7.7(a) of the Agreement is hereby amended by adding the following to the end thereof:

“Seller and Buyer further agree to use commercially reasonable efforts, and cooperate in good faith with each other, to cause to be settled and resolved as soon as practicable, but in no event later than the date the Closing Net Assets Statement is delivered by Buyer pursuant to Section 2.6(b), all Liabilities referenced in clause (ii) of Section 2.3(b).”

Section 7.8        Access to Books and Records.

Section 7.8 of the Agreement is hereby amended by adding the following to the end thereof:

“Buyer further agrees that:  (a) Seller has Buyer's permission to produce certain Books and Records relating to the Business (including electronically stored information) in response to pending subpoenas related to pending litigation with FKI Plc and FKI Engineering Ltd. (the “FKI Matter”); (b) Buyer will provide Seller with access to Books and Records included in the Purchased Assets (including electronically stored information) to the extent necessary to enable Seller to comply with pending subpoenas related to the FKI Matter; and (c) Buyer shall take all steps reasonably necessary to preserve such Books and Records included in the Purchased Assets (including electronically stored information) that could reasonably be related to the FKI Matter.”

Section 7.12      Qualified Lawsuits.

Section 7.12(a) of the Agreement is hereby amended as follows:

(1)           The reference to clause “(b)” in the last sentence is hereby changed to clause “(ii)”.

Section 8.2        Conditions to Obligations of Buyer.

Section 8.2(j) of the Agreement is hereby amended as follows:

(1)           All references to “SW1” are hereby deleted and replaced by “SWI”.

Section 10.2      Indemnification by Seller and CTC.

Section 10.2 of the Agreement is hereby amended as follows:

(1)           The word “or” in Section 10.2(a) shall be deleted before the existing clause “(iii)”.

(2)           The following new clause “(iv)” shall be inserted after the existing clause “(iii)” at the end of “Section 10.2(a)”:

“; or (iv) any Excluded Liability regarding the transfer of Intellectual Property or other assets from any of the Affiliates of CTC to any of the Affiliates of CTC including Seller regardless of whether or not the Seller Disclosure Schedule discloses any such Excluded Liability.”

(3)           Section 10.2(c) shall be deleted in its entirety and amended and restated as follows:

“(c)      Notwithstanding anything to the contrary contained in this Section 10.2, the Buyer Indemnitees shall not be entitled to aggregate Losses in excess of the amount of 35% of the amount of the Adjusted Cash Consideration (the “Cap”), except with regard to actual or constructive fraud and except for specific performance expressly provided in Section 6.8(c); provided, however, that the Buyer Indemnitees shall be entitled to Losses in excess of the Cap to the extent that such Losses arise under Section 10.2(a)(i) solely with respect to a breach of the representation made by Seller in Section 4.15(n) or to the extent that such Losses arise under Section 10.2(a)(iv) (collectively, “4.15(n) Losses”), but in no event shall the Buyer Indemnitees be entitled to aggregate Losses (including 4.15(n) Losses) in excess of 75% of the amount of the Adjusted Cash Consideration.”

(4)           The following new Section 10.2(d) shall be inserted after Section 10.2(c):

“(d)      Notwithstanding anything to the contrary contained in this Section 10.2, in the event of a breach of Section 4.3(c), Buyer shall promptly notify Seller of such default and grant Seller a reasonable opportunity to cure such default on behalf of DeWind Energy Development Company LLC in accordance with the terms of the SWI LLC Agreement.  In the event Seller shall fail to cure such default, Buyer shall be entitled to liquidated damages in the amount of $1,000,000 as Buyer's sole and exclusive remedy for such breach.  Buyer shall have no further right whatsoever to any additional remedy, at law or in equity, for such breach.  The parties hereto acknowledge that under the circumstances existing as of the date of this Agreement, the liquidated damages provided for in this Section 10.2(d) represent a reasonable estimate of the damages that Buyer will incur as a result of any such breach, since the actual damages will be both impractical and extremely difficult to determine following any such breach.  The parties further acknowledge that the payment of such liquidated damages is intended to comply with California Civil Code Section 1671.”

Section 10.3      Indemnification by Buyer.

Section 10.3 of the Agreement is hereby amended as follows:

(1)           The reference to “Seller” in the fourth line of Section 10.3(b)(ii) is hereby deleted and replaced by “Buyer”.

(2)           The reference to “10.2(a)” in Section 10.3(b)(iii) is hereby deleted and replaced by “10.3(a)”.

(3)           Section 10.3(c) of the Agreement is hereby deleted in its entirety and amended and restated as follows:

“(c)      Notwithstanding anything to the contrary contained in this Section 10.3 or elsewhere in this Agreement, the Seller Indemnitees shall not be entitled to aggregate Losses in excess of the Cap, except with regard to actual or constructive fraud.”

Section 10.4      Indemnification Procedures for Third Party Claims.

Section 10.4 of the Agreement is hereby amended by the addition of the following new clause “(c)”, and the existing clause “(c)” shall be the new clause “(d)”:

“(c)      Notwithstanding anything to the contrary in this Agreement, in the case of any Third Party Claims which may become a 4.15(n) Loss, Buyer Indemnitees shall be entitled to all reasonable costs and attorneys fees to (1) monitor the status of such claims, stay informed regarding such claims and coordinate with Seller and Seller’s counsel in connection with the defense of such claims and (2) to file, prosecute or pursue any action in order to dismiss any actions filed against Buyer Indemnitees.”

Section 10.7      General.

Section 10.7(d) of the Agreement is hereby deleted in its entirety and amended and restated as follows:

“(d)      The indemnification provided in this Article X shall be the exclusive post-Closing remedy available to any Party hereto with respect to any breach of any representation, warranty, covenant or agreement in this Agreement, or otherwise in respect of the transactions contemplated by this Agreement, except with regard to actual or constructive fraud and except as otherwise expressly provided in Section 6.8(c).  Without limiting the foregoing, the rights and remedies of Buyer with respect to any Pre-Closing Environmental Liability or any other matter arising under or relating to Environmental Laws shall be governed exclusively by Article X, and Buyer hereby waives and releases any and all claims at Law or in equity it may have with respect to any Pre-Closing Environmental Liability or any other matter arising under or relating to Environmental Laws.”

Other Amendments.

(1)           Schedule 2.1(c) to the Agreement is hereby deleted in its entirety and replaced with the amended and restated Schedule 2.1(c) attached hereto as Exhibit A.

(2)           Schedule 2.1(d) to the Agreement is hereby deleted in its entirety and replaced with the amended and restated Schedule 2.1(d) attached hereto as Exhibit B.

(3)           Schedule 4.6 to the Agreement is hereby deleted in its entirety and replaced with the amended and restated Schedule 4.6 attached hereto as Exhibit C.

(3)           Schedule 4.15(b) to the Agreement is hereby deleted in its entirety and replaced with the amended and restated Schedule 4.15(b) attached hereto as Exhibit D.

(4)           Schedule 4.15(g) to the Agreement is hereby deleted in its entirety and replaced with the amended and restated Schedule 4.15(g) attached hereto as Exhibit E.

(5)           Schedule 4.17(a) to the Agreement is hereby deleted in its entirety and replaced with the amended and restated Schedule 4.17(a) attached hereto as Exhibit F.

(6)           Schedule 7.9 to the Agreement is hereby deleted in its entirety and replaced with the amended and restated Schedule 7.9 attached hereto as Exhibit G.

Miscellaneous.

Except as specifically amended hereby, the Agreement shall continue in full force and effect in accordance with its terms.  This Amendment shall be governed by and interpreted and enforced in accordance with the Laws of the State of California, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of California or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of California.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed by their respective authorized officers as of the date first written above.

DAEWOO SHIPBUILDING & MARINE
ENGINEERING CO., LTD.

By:	/s/
Name:
Title:

DEWIND, INC.

By:	/s/
Name:
Title:

COMPOSITE TECHNOLOGY CORPORATION

By:	/s/
Name:
Title: